                      SECURITIES AND EXCHANGE COMMISSION

                                  Form S-3/A
                         REGISTRATION STATEMENT UNDER
                          THE SECURITIES ACT OF 1933

                         OPTICAL SECURITY GROUP, INC.

            (Exact name of registrant as specified in its charter)

                  Colorado                                               84-1094032
(State of other jurisdiction of Incorporation)                (IRS Employer Identification No.)
                                         535 16th Street, Suite 920
                                           Denver, Colorado 80202
                                               (303) 534-4500
                      (Address, including zip code, and telephone number including area code of registrant's principal executive offices.)

Catherine M. Gotwalt, Secretary                                  Copy to:
Optical Security Group, Inc.                                     Charles H. Jacobs, Esq.
535 16th Street, Suite 920                                       Jane M. Harm, Esq.
Denver, Colorado 80202                                           Lohf, Shaiman & Jacobs, P.C.
(303) 534-4500                                                   950 S. Cherry Street, Suite 920
(Address, including zip code, telephone number, including        Denver, Colorado  80222
area code of registrant's agent for service of process)          (303) 753-9000


Approximate date of commencement of proposed sale to the public: From time to
                                                                 ------------
time after the effective date of this Registration Statement.
------------------------------------------------------------

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1993, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]_______________________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE
Title of each class of                       Proposed maximum       Proposed maximum
  Securities to be        Amount to be     aggregate price per _   aggregate offering        Amount of
      registered           registered             share                  price            registration fee
----------------------    ------------     -------------------     ------------------     ----------------
    Common Stock          1,657,002(1)           $5.88(2)            $9,743,171.76           $3,359.71


(1) Includes 412,346 shares of common stock currently outstanding and 1,244,656 shares issuable upon currently convertible Series B 8% cumulative convertible exchangeable preferred voting stock ("Series B Shares"). The number of shares of common stock issuable upon conversion of the Series B Shares is subject to certain adjustments. (See "Description of Common Stock.")

(2) Estimated solely for the purpose of determining the registration fee pursuant to Rule 457 under the Securities Act of 1933, as amended. The proposed maximum offering price is based upon $5.88, the average of the bid and asked prices reported on the NASDQ market system on September 24, 1996.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

       CROSS REFERENCE SHEET SHOWING LOCATION IN PROSPECTUS
               OF INFORMATION REQUIRED BY FORM S-3
             FILED AS PART OF REGISTRATION STATEMENT


Item
Number
in Form
  S-3     Item Caption in Form S-3                    Caption in Prospectus
-------   ------------------------                    ---------------------
 1        Forepart of Registration Statement and      Cover Page
          Outside Front Cover Page of Prospectus

 2        Inside Front and Outside Back Cover Pages   Inside Front Cover Page;
          of Prospectus                               Table of Contents

 3        Summary of Information; Risk Factors and    Prospectus Summary;
          Ratio of Earnings to Fixed Charges           Risk Factors

 4        Use of Proceeds                             Use of Proceeds

 5        Determination of Offering Price             Cover Page

 6        Dilution                                    Inapplicable

 7        Selling Security Holders                    Selling Security Holders

 8        Plan of Distribution                        Plan of Distribution

 9        Description of Security to be Registered    Inapplicable

10        Interests of Named Experts and Counsel      Legal Matters; Experts

11        Material Changes                            The Company

12        Incorporation of Certain Information by     Incorporation of Certain
          Reference                                   Information by Reference

13        Disclosure of Commission Position on        Indemnification of
          Indemnification for Securities Act          Directors and Officers
          Liabilities

PROSPECTUS
                               1,657,002 Shares

                         OPTICAL SECURITY GROUP, INC.        [LOGO OF OPTICAL
                                                              SECURITY GROUP
                   Common Stock, Par Value $.005 Per Share    APPEARS HERE]

This prospectus relates to the offer for sale of 1,657,002 shares (the "Shares") of common stock (the "Common Stock"), including 1,244,656 shares of Common Stock issuable upon conversion of Series B 8% Cumulative Convertible Exchangeable Preferred Voting Stock (the "Series B Shares"), of Optical Security Group, Inc., a Colorado corporation (the "Company"), from time to time after the date hereof by certain stockholders of the Company or by their transferees, pledgees, donees, or successors (collectively, the "Selling Security Holders" and individually, a "Selling Security Holder"). The Company will not receive any proceeds from the sale of the Shares offered hereby.

THE SECURITIES BEING SOLD HEREWITH ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE __.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES EXCHANGE COMMISSION OR ANY STATE'S SECURITY COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE'S SECURITY COMMISSION PASSED UPON THE ACCURACY OF ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The Shares will be offered by the Selling Security Holders for resale by this Prospectus from time to time after the date hereof in one or more transactions in the over-the-counter market at prices obtainable at the time of sale or in privately negotiated transactions at prices determined by negotiation. The Selling Security Holders may effect such transactions by selling these Shares to or through broker dealers, and such broker dealers may receive compensation in the form of underwriting discounts, concessions or commissions (which commissions may be in excess of customary commissions). (See "PLAN OF DISTRIBUTION.") Any broker-dealers that participate in the distribution of the Shares may be deemed to be underwriters and any commissions received by them and any profit on the resale of shares sold by them may be deemed to be underwriting discounts and commissions under the Security Act of 1933, as amended (the "Security Act"). Each of the Selling Security Holders may also be deemed to be an underwriter as defined in the Securities Act.

The Company's Common Stock is traded in the over-the-counter market and quoted on the NASDAQ SmallCap Market System under the symbol "OPSC." Prior to this offering, however, the public market for the Company's Common Stock has been highly illiquid, and there can be no assurance that a more viable public market will develop in the future. On September 24, 1996, the bid and asked price of the Company's Common Stock as quoted on NASDAQ were $6.13 and $5.63, respectively.

Expenses relating to the offering are estimated to be $25,000.00 to be paid by the Company.

The date of this Prospectus is October 17,1996.

                      AVAILABLE INFORMATION


The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements, and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's Regional Offices at 500 West Madison Street, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such materials can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Such information may also be accessed on the World Wide Web at http://www.sec.gov.

The Company has filed with the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, a Registration Statement under the Securities Act, with respect to the securities offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement, certain items of which are contained in Schedules and Exhibits to the Registration Statement as permitted by the Rules and Regulations of the Commission. For further information, reference is hereby made to the Registration Statement, including the Schedules and Exhibits filed as a part thereof, which may be obtained from the Commission upon payment of the fees prescribed by the Commission.


         INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The Company's Annual Report on Form 10-KSB for the year ended
March 31, 1996, proxy statement dated July 26, 1996, and Quarterly Report on Form 10-QSB for the quarter ended June 30, 1996 are incorporated herein by reference and made a part hereof.

All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Shares shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained herein or a document incorporated or deemed to be incorporated by reference in this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

The Company will provide, without charge, to each person, including any beneficial owner, to whom this Prospectus is delivered, on the oral or written request of such person, a copy (without exhibits, unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates) of any and all information that has been incorporated by reference in this Prospectus. Written or telephone requests for such information should be directed to Catherine M. Gotwalt, Secretary, Optical Security Group, Inc., 535 Sixteenth Street, Suite 920, Denver, Colorado 80202, telephone number (303) 534-4500.

                              PROSPECTUS SUMMARY

    This summary is qualified in its entirety by the detailed information and financial statements and notes thereto appearing elsewhere or incorporated by reference in this Prospectus.


                                  THE COMPANY

     The Company is primarily engaged in developing, producing, and marketing products that contain its optical imaging technology. This technology involves sophisticated holographic origination and embossing techniques and dimensional printing that incorporates graphic design, depth of field (3D) and motion.

     The Company's principal executive offices are located at 535 Sixteenth Street, Suite 920, Denver, CO 80202 [telephone number (303) 534-4500].


                                 THE OFFERING

     Shares offered by Selling Security Holders         1,657,002

     Common Stock outstanding at September 15, 1996/1/  4,279,208
     NASDAQ symbol                                      OPSC
     Proceeds to the Company                            None

     ______________________

     /1/ Assumes the conversion of all Series B Shares into Common Stock of the Company at the current conversion rate. See "DESCRIPTION OF CAPITAL STOCK - Series B Shares."


                                 RISK FACTORS

     The Offering involves a high degree of risk. Prospective investors should carefully consider the factors set forth under "Risk Factors."

                SUMMARY CONSOLIDATED FINANCIAL INFORMATION

The following financial summary should be read in conjunction with the financial statements for the fiscal years ended March 31, 1996, 1995, and 1994 and for the quarters ended June 30, 1995 and 1996, and accompanying notes, appearing elsewhere in this Prospectus or incorporated herein by reference.

                                               Fiscal Year Ended
                                  --------------------------------------------
                                  March 31,       March 31,        March 31,
                                      1994            1995/(1)/      1996/(2)/
Statement of Operations Data:
  Net sales                       $  112,461      $3,656,432       $8,953,740
  Net income (loss)                 (918,702)     (1,179,626)           2,692
  Net income (loss) per share          ($.50)         ($0.44)          ($0.01)
  Net loss applicable to
    common stock                    (918,702)     (1,179,626)         (39,111)
  Common dividend per share             --              --               --
  Preferred dividend per share          --              --              $6.25
  Weighted average common
    stock outstanding              1,843,097       2,667,541        3,023,282

                                           Three Months Ended
                                       ---------------------------
                                       June 30,           June 30,
                                          1995               1996
Statement of Operations Data:
  Net sales                            $2,630,564       $2,326,574
  Net income (loss)                        14,995          102,896
  Net income (loss) per share                 --            ($0.01)
  Net loss applicable to common stock      14,995          (42,175)
  Common dividend per share                   --               --
  Preferred dividend per share                --            $19.43
  Weighted average common stock
    outstanding                         3,007,428        3,034,552

Balance Sheet Data:                                   June 30, 1996
                                                      -------------
  Working capital                                      $ 5,251,381
  Total assets                                           8,681,305
  Total long-term debt                                      10,050
  Shareholders' equity                                   7,847,704

______________________

/1/ Reflects the acquisition of and the results of operations of ELEF, Plc for eleven months and The Diffraction Company for five months. Such businesses were acquired during the fiscal year.

/2/ Reflects the full-year results of operations of ELEF, Plc and The Diffraction Company, which were acquired in the prior fiscal year.

                           RISK FACTORS

The Shares involve a high degree of risk and no one should invest in these Shares who cannot afford a complete loss of his or her entire investment. Several risk factors regarding these securities are set forth below. However, the investor is cautioned that this list is not necessarily complete and that the investor should consult with his or her professional advisor prior to investing in these Shares.

Recent Expansion
----------------

Although the Company was incorporated in 1988, the focus of the Company's business has changed substantially since the addition of new management in 1993 and the acquisition of ELEF, Plc, and the assets of The Diffraction Company in 1994. The Company faces many general risks associated with operating a new business.

Operating Losses
----------------

For the year ended March 31, 1996, the Company reported an operating loss of $9,473 and net income of $2,692. In the year ended March 31, 1995, the Company incurred an operating loss of $933,605 and a net loss of $1,179,626. While the Company's revenues have increased substantially since the acquisition of ELEF, Plc and The Diffraction Company, there can be no assurance that the Company will be able to generate sufficient operating revenues. In the past, the Company had been successful in obtaining additional financing to continue and expand operations. There is no guarantee that operating revenues will be sufficient or that additional financing will be available in the future to continue the Company's operations.

Reliance on Key Management Personnel
------------------------------------

Because of the Company's size and limited financial resources, it does not have second level management personnel to replace key management personnel or their services. To attract key management personnel the Company has been required to include stock options and other incentives to enhance their compensation packages. There can be no assurance that the Company can attract experienced management personnel by any other reasonable means. In addition, the future success of the Company will be largely dependent on the efforts of Mr. Richard
H. Bard, its president, chairman of the board and chief executive officer. Although Mr. Bard has entered into an employment contract with the Company, the loss of his services for any reason would have a material adverse effect on the Company. There can be no assurance that the terms and length of Mr. Bard's continuing employment contract or the employment contracts of other key personnel, will be sufficient to ensure their continued employment with the Company or that they satisfactorily perform the duties required by such contracts. The Company has no key man insurance on Mr. Bard, or any other employee or director of the Company.

Competition and Technology Uncertain
------------------------------------

The Company competes against companies that are larger, better funded and which possess other attributes contributing to a competitive advantage over the Company, including longer operational histories, more established customers and supplier relationships, more established and mature channels of product manufacture and distribution, and better access to capital. In addition, the Company relies on agents and certain relationships to market its products in many parts of the world. There can be no assurance that these relationships will remain in place or be successful. The Company could not, without materially impairing profitability, replace these relationships with personnel of its own in the event any such relationships were terminated or substantially modified.
The Company's holographic-based technologies for product authentication compete with other technologies such as sophisticated inks, radio frequency tagged labels, chemical taggants, and other products. In certain cases, the Company's holographic-based technologies may not be considered an effective solution to product authentication problems. Similarly, the Company's tampering technologies compete with other methods of addressing product tampering. There can be no assurance that the Company's technologies are or will become widely accepted as effective and economical approaches to product authentication applications and to elimination of product tampering.

Limited Patent and Trade Mark Protection; Possible Company Infringement
-----------------------------------------------------------------------

The Company's business depends in substantial part upon the continuing validity and viability of its patents, trademarks, copyrights, and other intellectual property. The Company holds patents for its tamper-resistant technology and its document anti-counterfeiting technology and copyrights on many of its diffraction and holographic security patterns. While the Company believes each of its patents, trademarks, and copyrights is valid and enforceable, there can be no assurance that the Company will be successful in any patent, trademark, or copyright infringement actions against any infringers. Additionally, the Company is unaware that it is, or may be, infringing upon any intellectual property right of any third party. Nevertheless, in the event any infringement should be discovered, the operation prospects of the Company could be materially adversely affected.

International Scope of Company's Business
-----------------------------------------

The Company and its subsidiaries operate in numerous foreign markets and countries including Canada, Europe, Asia, the Middle East, South America, and Mexico. The Company has not obtained patent, trademark, or other protection in every foreign country in which it has customers or potential markets. There can be no assurance that such protection will be available when sought by the Company. In addition, the Company's future depends substantially upon its ability to continue to serve customers in diverse locations. Its ability to do so may be effected materially by changes in governments, domestic and foreign trading negotiations, tariffs, domestic and foreign tax law and administration, and other such matters which cannot reasonably be foreseen by the Company and which the Company cannot prevent. There can be no assurance that the Company will be able to continue to market, sell, and distribute its product internationally.

Preferred Stock Authorized
--------------------------

The Company's Amended and Restated Second Articles of Incorporation
(the "Articles of Incorporation") authorize the issuance of a maximum of 2,500,000 shares of preferred stock, par value $.01 per share ("Preferred Stock"). The board of directors has the authority to divide the Preferred Stock into series and to fix and determine the relative rights and preferences of the shares of any such series. Currently, the only Preferred Stock designated is the Series B Shares. Although there is no plan to issue any other series of Preferred Stock at any time in the foreseeable future, the terms of any additional series of preferred stock may operate to the disadvantage of holders of the Shares.

Series B Shares
---------------

The Series B Shares have certain dividend and liquidation rights which may impact the Company's ability to pay dividends on the Shares or make any payments to the holders of the Shares in the event of liquidation. Additionally, the holders of the Series B Shares have the right upon default of the payment of dividends to exchange the Series B Shares for debentures. In the event of dissolution and liquidation, holders of the debentures would be entitled to payment before holders of the Company's capital stock. See "DESCRIPTION OF CAPITAL STOCK-Series B
Shares."

Control of the Company
----------------------

After completion of this Offering, the current officers and directors will own beneficially approximately 41% of the Common Stock assuming all of the Shares are sold hereunder. Thus, the current officers and directors will continue to have a substantial role in the election of directors and, in general, the determination of the outcome of any matter submitted to a vote of the Company shareholders for approval.

Shares Eligible for Resale
--------------------------

Of the presently outstanding shares of Common Stock, excluding the Shares registered in this Offering, approximately 1,508,467 shares are "restricted securities" as that term is defined by Rule 144 promulgated under the Securities Act, and may be sold only in compliance with such Rule or pursuant to registration under the Securities Act or pursuant to another exemption therefrom. The Company is unable to predict the effect that sales made under Rule 144, pursuant to future registration statements or otherwise, may have on the prevailing market price for the Company's securities, although it is likely that sales of a large number of securities would materially affect the market price. In addition, the Company has issued options and warrants to purchase Common Stock. If such options or warrants are exercised, the number of shares of Common Stock outstanding that are restricted securities will be increased. Furthermore, the Company has granted to certain holders registration rights for Common Stock not covered by this Offering. The Company is unable to predict the effect that registration of such shares will have on the prevailing market price for the Common Stock.

                                USE OF PROCEEDS

The Company will not receive any portion of the proceeds of the resale of the Shares by the Selling Security Holders.

                           SELLING SECURITY HOLDERS

The following chart sets forth the names of the Selling Security Holders, their relationship to the Company, the number of Shares of Common Stock owned beneficially prior to the Offering, and the number of Shares offered in the Offering. In view of the fact that the Selling Security Holders may continue to hold all or a part of the Shares offered hereunder and because currently there are no agreements, arrangements or undertakings with respect to the sale of the Shares, no estimate can be given for each Selling Security Holder as to the number of Shares beneficially owned after the Offering or the percentage of Shares owned after the Offering.

                                Number of Shares       Number of
Name of Selling                Beneficially Owned      Shares
Security Holder (1)           Prior to the Offering    Offered (2)
-------------------           ---------------------    -----------
Richard H. Bard(3)                  1,153,599(4)          213,087
Hunt Capital Group, Inc.(5)           718,928(6)          486,913
Christopher W. Wynd(7)                 15,974(8)            5,990
Constance W. Wynd(7)                   15,974(8)            5,990
Hugh C. Wynd(7)                        96,107(9)           36,040
Catherine M. Wynd(7)                   15,974(8)            5,990
Matthew B. Wynd(7)                     15,974(8)            5,990
Peter H.L. Woodd(10)                   67,760(11)          36,986
Charlotte C. Woodd(10)                  5,060(12)           1,840
Peter H.L. Woodd and
  Charlotte C. Woodd (10)              15,180(13)           5,520
Reredos FT A/C (10)                    11,000(14)           4,000
Reredos  LIT A/C (10)                  11,000(14)           4,000
Robert W. Baird & Co., Inc.             5,000               5,000
Massachusetts Mutual Life
  Insurance Co.                       166,666             166,666
Mass Mutual Corporate
Value Partners Ltd.                    83,333              83,333
Delaware Charter Guarantee &
  Trust Co.
FBO Richard Fleming, IRA (15)          41,575               4,166
NIB Strating Financial
  Markets N.V.                          2,500               2,500

                                Number of Shares       Number of
Name of Selling                Beneficially Owned       Shares
Security Holder (1)           Prior to the Offering   Offered (2)
-------------------           ---------------------   -----------

Ferri SA (For Delecourt)              125,000            125,000
Bankhaus Krentschker & Co.             16,666             16,666
Van Moer Santerre                       8,333              8,333
Credit Lyonnais (Swisse) S.A.          28,333             28,333
C.A.M.A.T.                             50,000             50,000
Swedbank (Luxembourg) S.A.             30,000             30,000
Creditanstalt-Bankverein               11,666             11,666
Bank J. Vontobel & Co. AG              19,166             19,166
Bank der Osterreichischen              23,332             23,332
Michaux Gestion                        50,000             50,000
Giuseppe Ciardi                        25,000             25,000
Banque SCS Alliance S.A.               16,666             16,666
Bank Sal Oppenheim                      6,666              6,666
Octavian Nominees Limited             125,000            125,000
Ellis A.G.                              4,166              4,166
Marie-Pascale Molema                    4,166              4,166
Pierce Lambert                          4,166              4,166
Sultan Al-Shehail                       8,333              8,333
Tudor Investments Ltd.                  3,333              3,333
Cameo Trust Corporation Limited         8,333              8,333
Barwick Limited                        14,666             14,666

_________________________________

(1) Except as expressly set forth in the footnotes to the table, no Selling Security Holder has had a relationship with the Company within the past three years.

(2) Assumes the conversion of all Series B Shares into Common Stock of the Company at the current conversion rate. The conversion rate is subject to adjustment upon the occurrence of certain events. See
"DESCRIPTION OF CAPITAL STOCK - Series B Shares."

(3) Mr. Bard is a director, president and chief executive officer of the Company.

(4) Includes 533,334 shares of Common Stock issuable upon exercise of Stock Options, 43,000 shares of Common Stock issuable upon exercise of Warrants, 150,000 shares of Common Stock held by Richard H. Bard,
IRA, and 20,000 shares of Common Stock held as custodian for minor child.

(5) J.R. Holland, Jr., a director of the Company, is the manager and president of Hunt Capital Group, L.L.C. ("Hunt"). Mr. Holland has no ownership interest in Hunt and disclaims beneficial ownership of shares held by Hunt.

(6) Includes 200,000 shares of Common Stock issuable upon the exercise of warrants.

(7) Catherine M. Wynd, Christopher W. Wynd, and Matthew B. Wynd are siblings. Their parents are Constance W. Wynd and Hugh C. Wynd. The Wynds were the owners of The Diffraction Company and acquired their shares of Common Stock in connection with the Company's acquisition of The Diffraction Company's assets. Hugh C. Wynd was a member of the Company's advisory board from October 26, 1994, until the board was discontinued on June 18, 1996.

(8)  Includes 9,984 shares of Common Stock issuable upon exercise of warrants.

(9)  Includes 60,067 shares issuable upon exercise of Warrants.

(10) Peter H. L. Woodd is married to Charlotte C. Woodd. Reredos F/T AC and Reredos LIT A/C are trustees under certain trusts for benefit of Mr. Woodd and his family members. Mr. and Mrs. Woodd and Reredos F/T AC and Reredos LIT A/C were the owners of ELEF, Plc and acquired their interests in the Company in connection with the Company's acquisition of ELEF, Plc. Mr. Woodd served as an officer and director of the Company from May 1, 1994, to November 1, 1995, and as a consultant to the Company from November 1, 1995, to April 30, 1996.

(11) Includes 30,774 shares of Common Stock issuable upon exercise of warrants.

(12) Includes 3,220 shares of Common Stock issuable upon exercise of warrants.

(13) Includes 9,660 shares of Common Stock issuable upon exercise of warrants.

(14) Includes 7,000 shares of Common Stock issuable upon exercise of warrants.

(15) Mr. Fleming served on the Company's advisory board from July 25,1994, until the board was discontinued on June 18, 1996. He also served as vice president of the Company from January 1994 to June 1994.

                             PLAN OF DISTRIBUTION

These Shares will be offered by the Selling Security Holders for resale by this Prospectus from time to time after the date hereof in one or more transactions in the over-the-counter market, in negotiated transactions or private transactions, or otherwise, or a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Security Holders may effect such transactions by selling their Shares to or through broker-dealers, and such broker-dealers may receive commissions in the form of underwriting discounts, concessions or commissions (which compensation may be in excess of customary commissions).

If the Company is notified by Selling Security Holders that any material arrangement has been entered into with an underwriter or broker-dealer for the Shares, a supplemental prospectus will be filed, if required, disclosing such of the following information as the Company believes appropriate: (1) the name of the participating underwriters, (2) the number of Shares involved, (3) the price at which such Shares are to be sold, (4) the commissions paid or discounts or concessions allowed to such underwriters, and (5) other facts material to the transaction.

The Company has been advised by the Selling Security Holders that they may continue to hold some of the Shares for investment purposes. However, the Selling Security Holders have not determined how many Shares they will hold for investment and how many Shares they will sell.

The Company has agreed to use its best efforts to take all actions necessary to allow the distribution pursuant to this Prospectus to continue until the earlier of (i) the sale of all of the Shares hereunder, or (ii) January 19, 1999.


                         DESCRIPTION OF CAPITAL STOCK

Common Stock
------------

The Company is authorized to issue 15,000,000 shares of Common Stock, par value $.005 per share. As of September 15, 1996, 3,034,552 shares of Common Stock were issued and outstanding. Each share of Common Stock is entitled to one vote at all meetings of shareholders. All shares of Common Stock are equal to each other with respect to liquidation rights and dividend rights. In the event of liquidation, dissolution or winding up of the Company, holders of the Common Stock will be entitled to receive, on a pro rata basis, all assets of the Company remaining after satisfaction of all liabilities and all liquidation preferences granted to holders of the Preferred Stock. The Company has never paid any dividends on its Common Stock.

Preferred Stock
---------------

The Company is authorized to issue 2,500,000 shares of Preferred Stock. The Company's Articles of Incorporation grant the board of directors of the Company the authority to divide the Preferred Stock into series and to fix and determine the relative rights and preferences of the shares of any such series so established, to the full extent permitted by the laws of the State of Colorado and the Articles of Incorporation, with respect to, among other things (a) the number of shares of Preferred Stock to constitute such series and the distinctive designations thereof, (b) the rate and preference of dividends, if any, the time of the payment of dividends, whether dividends are cumulative, and the dates from which any dividend shall accrue, (c) whether shares of Preferred Stock may be redeemed, and, if so, the redemption price and the terms and the price of their redemption, (d) the liquidation preferences payable on the Preferred Stock in the event of involuntary or voluntary liquidation, (e) sinking fund or other provisions, if any, for the redemption or purchase of the Preferred Stock, (f) the terms and conditions by which the Preferred Stock may be converted, if the Preferred Stock of any series are issued with the privilege of conversion, and (g) voting rights, if any. Currently, the Company has designated Series B Shares. The Series B Shares provide that the Company may not create a series of Preferred Stock superior in right to the Series B Shares.

Series B Shares
---------------

Holders of the Series B Shares are entitled to 8% cumulative dividends payable quarterly and to convert their Series B Shares into shares of Common Stock at any time prior to redemption by the Company or exchange for debentures, all as described below. The conversion price of the Series B Shares is $6.00 per share of Common Stock. For conversion purposes, Series B Shares are valued at $1,000.00 per share, plus accrued but unpaid dividends. The conversion price is subject to a one time adjustment in March of 1998 if the trading price for the Company's Common Stock falls below the conversion price; however, the adjusted conversion price will not be less than $4.00 per share.

The conversion price, or adjusted conversion price is subject to adjustment upon the occurrence of certain events, including: (a) payment by the Company of a dividend or distribution on its Common Stock, (b) subdivision or split of the Company's outstanding Common Stock, (c) combination of the outstanding Common Stock into a smaller number of shares, (d) reclassification of the Common Stock, or (e) issuance of Common Stock at a price less than the trading price of the Common Stock at the time of issuance or issuance of stock purchase warrants or securities carrying conversion privileges on more favorable terms than the Series B Shares.

The holders of the Series B Shares are entitled to vote on all matters in like manner to the holders of the Common Stock, and are entitled to one vote for each share of Common Stock issuable upon conversion of the Series B Shares. Upon liquidation, the Series B Shares are entitled to an amount equal to the redemption price, plus accrued dividends before payment is made on stock ranking junior to the Series B Shares.

On or after March 30, 1998, the Company may redeem the Series B
Shares if the closing bid and asked prices of the Common Stock is 150% of the conversion price for 30 consecutive trading days commencing not more than 60 days prior to the date a redemption notice is mailed. The redemption price for each Series B Share is as follows:

     Date Redeemed                         Redemption Price
     -------------                         ----------------

After March 30, 1998 but prior
to January 19, 1999                        $  1,090.00

On or after January 19, 1999 but prior
to January 19, 2000                           1,075.00

On or after January 19, 2000 but prior
to January 19, 2001                           1,060.00

On or after January 19, 2001 but prior
to January 19, 2002                           1,040.00

On or after January 19, 2002 but prior
to January 19, 2003                           1,020.00

On or after January 19, 2003 but prior
to January 19, 2004                           1,000.00


plus cumulative dividends up to the date of the redemption.

Pursuant to the terms of the Series B Shares, payment of dividends or other payments (excluding payments on liquidation) on the Company's Common Stock are prohibited unless the Company also declares and pays dividends on the shares of Common Stock issuable upon conversion of the Series B Shares and unless there are no accrued and unpaid dividends on the Series B Shares.

The Company has the right to require the exchange of the Series B
Shares for debentures any time after January 19, 1997, upon 10 days prior written notice to the holders of the Series B Shares. In addition, the holders of the Series B Shares have the right to exchange their Series B Shares for debentures in the event the Company fails to declare and pay required dividends on the Series B Shares, and such payment is not made within 10 days following the dividend payment date. The exchange rate for any such exchange is set at $1,000.00 principal amount of debenture for each Series B Share surrendered. Cumulative dividends will be added to the principal amount of debentures unless the Company pays such cumulative dividends in cash at the time of exchange. The debentures will bear interest at the rate of 8% per annum, payable quarterly, and will be convertible into shares of Common Stock on the same terms and conditions as the Series B Shares.

If the Company requires the exchange of the Series B Shares for debentures before January 19, 2000, the principal amount due on the debentures must be paid in three annual installments beginning on January 19, 2001, and ending January 19, 2003. If the Company requires the exchange of the Series B Shares for debentures after January 19, 2000, or if a holder of the Series B Shares exercises such holder's right to exchange the Series B Shares for debentures, the principal amount of the debentures must be paid in three annual installments beginning on the one-year anniversary of such exchange and ending on the three-year anniversary of such exchange.

The debentures will be subordinated in right of payment to any senior indebtedness of the Company. If the Company is in default on the debentures, the holders of 15% in principal amount of the debentures then outstanding may declare the principal of all such debentures to be due and payable. The debentures will prohibit the Company from merging into another entity or transferring all, or substantially all, of its assets unless (a) the Company will be the surviving entity, or the successor entity will be a United States corporation or shall expressly assume all of the obligations of the Company under the debentures, (b) no event of default shall have occurred and be continuing, and (c) the assuming corporation has a net worth not less than the consolidated net worth of the Company.

The debentures will also prohibit the Company from (a) declaring or paying any dividends unless the Company also pays additional interest on the debentures in an amount equal to the amount of dividend that would be payable to the holders of the debentures had such holders converted the debentures into shares of Common Stock; (b) purchasing, redeeming or otherwise acquiring or retiring for value any equity interest of the Company or its subsidiaries; (c) permitting any wholly-owned subsidiary to declare or pay any dividend on or make any distribution to the holders of any of its shares of capital stock; or (d) permitting any subsidiary to purchase, redeem or otherwise acquire or retire for value any equity interest of such subsidiary, if at the time of such action an event of default shall have occurred and be continuing or shall occur as a result thereof or if upon giving effect to such payment the aggregate amount expended exceeds certain amounts.

Pursuant to the terms of Subscription Agreements between the Company and the purchasers of the Series B Shares, the Company agreed to file with the Commission a registration statement for the sale of the shares of Common Stock underlying the Series B Shares and to use its best efforts to have such registration statement declared effective.

Stock Option Plans
------------------

At the Company's annual meeting held August 16, 1996, the shareholders approved amendments to the Company's Incentive Stock Option Plan and Non-Qualified Stock Option Plan, increasing the number of shares authorized under each plan to 2,000,000 shares of Common Stock.

Transfer Agent
--------------

The Company's transfer agent is American Securities Transfer and Trust, Inc., located at 938 Quail Street, Suite 101, Lakewood, Colorado 80215.

                           THE COMPANY

General
-------

The Company is engaged primarily in developing, producing and marketing products that include its optical imaging technology. This technology includes sophisticated holographic originations used in security label applications and embossing techniques and dimensional printing that incorporates graphic design, depth of field (3D) and motion used for product promotion and packaging enhancement.

The Company's principal executive offices are located at 535 Sixteenth Street, Suite 920, Denver, Colorado 80202, and its telephone number is
(303) 534-4500.

Recent Developments
-------------------

Effective June 21, 1996, the Company entered into an eight year, exclusive license agreement (the "Agreement") with Alpha Dot Systems, LLC ("Alpha Dot"). Alpha Dot holds an exclusive license from PT Licensing, LLC ("PT") to manufacture, distribute and sublicense products using proprietary technology and processes for the miniaturization, micro-printing, replication, application and retrieval of informa tion in microdots, microstrips of indicia and tags under the trademarks or tradenames "Alpha Dot" and "Identify America" and others (the "Licensed Products"). The Licensed Products are used to authenticate and identify products to which they are attached and into which they are incorporated.

In connection with the Agreement, the Company (a) acquired a 12 1/2% ownership interest in PT, (b) obtained a right of first refusal to acquire the membership interests or assets of Alpha Dot, and (c) loaned $100,000.00 to Alpha Dot. The loan is evidenced by a promissory note and is convertible by the Company into membership interests of Alpha Dot at any time after June 21, 1998. The conversion price is based upon 80% of the fair market value of Alpha Dot at the time of the exercise of the conversion privilege. The note is secured by all of Alpha Dot's tangible and intangible property, including its right under its exclusive sale, distribution and manufacturing agreements with PT.

Effective July 1, 1996, the board of directors appointed Frank M. Vrechek as senior vice president-operations. Mr. Vrechek's initial compensation is $100,000 per year. He also received options to purchase 100,000 shares of Common Stock under the Company's Incentive Stock Option Plan, at an exercise price of $5.87 per share. The options vest in increments of 25,000 shares on July 1, 1997, July 1, 1998, July 1, 1999 and July 1, 2000. Mr. Vrechek owned and operated a private company engaged in product importing from 1979 until the company's sale in 1995.

On July 17, 1996, the Company merged two of its subsidiaries, VisiLink, Inc. and Optical Security Industries, Inc., into the Company, with the Company being the surviving corporation. Additionally, on July 17, 1996, the Company's wholly-owned subsidiary, Light Fantastic, Inc., changed its name to Optical Security Industries, Inc. Currently, the Company's two principal operating subsidiaries are Optical Security Industries, Inc., a Colorado corporation, which does business under the trade name OpSec U.S., and Optical Security Industries International, Plc, a United Kingdom corporation, which does business under the name OpSec International.

                                 LEGAL MATTERS

The validity of the Shares being offered hereby will be passed upon for the Company by Lohf, Shaiman & Jacobs, P.C., 900 Cherry Tower, 950 South Cherry Street, Denver, Colorado 80222.

                                    EXPERTS

The financial statements of Optical Security Group, Inc. appearing in Optical Security Group, Inc.'s Annual Report (Form 10-KSB) for the year ended March 31, 1996, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon, included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                   INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Bylaws of the Company provide for indemnification of officers and directors to the maximum extent allowable under Colorado law. The Company has also agreed to indemnify the Selling Security Holders from certain liabilities including those arising under the Securities Act. Insofar as the indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to such provisions, the Company has been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

No person is authorized to give any information or to make any representation other than those contained in this Prospectus, and if given or made, such information or representation must not be relied upon as having been authorized. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the Shares offered by this Prospectus or an offer to sell or a solicitation of an offer to buy the Shares in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstance create any implication that there has been no change in the affairs of the Company since the date hereof or that the information herein is correct as of any time subsequent to its date.


                        TABLE OF CONTENTS


Available information . . . . . . . . . . . . . . . . . . . . . . . . .  2

Incorporation of certain
documents by reference  . . . . . . . . . . . . . . . . . . . . . . . .  2

Risk Factors  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  6

Use of Proceeds . . . . . . . . . . . . . . . . . . . . . . . . . . . .  9

Selling Security Holders  . . . . . . . . . . . . . . . . . . . . . . .  9

Plan of Distribution  . . . . . . . . . . . . . . . . . . . . . . . . . 12

Description of Capital Stock  . . . . . . . . . . . . . . . . . . . . . 12

The Company . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 16

Legal Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 17

Experts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 17

Indemnification of
Directors and Officers  . . . . . . . . . . . . . . . . . . . . . . . . 17


                               1,657,002 SHARES




                               OPTICAL SECURITY
                                  GROUP, INC.





                                  __________

                                  PROSPECTUS

                                  __________




                             October 17, 1996

                                   PART II.
                    INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

SEC registration fee                                 $ 3,359.71
Legal fees and expenses                               12,000.00
Accounting fees and expenses                           5,000.00
Blue Sky fees and expenses                             1,000.00
Printing costs                                         3,000.00
Miscellaneous                                            640.29
                                                     ----------

TOTAL                                                $25,000.00
                                                     ==========

______________________

* Estimated

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

This description is qualified in its entirety by the provisions in the Company's Articles of Incorporation and Bylaws and the relevant sections of Colorado law.

As authorized under Colorado law, the Company's Articles of Incorporation eliminate the personal liability of a director to the Company and its shareholders for monetary damages for any breach of fiduciary duty as a director, except for liability of a director to the Company and its shareholders for monetary damages for any breach of the director's duty of loyalty to the Company or to its shareholders, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, unlawful distributions, or any transaction from which the director directly or indirectly derives proper personal benefit. This provision does not limit or eliminate the rights of the Company or any shareholder to seek non-monetary relief such as an injunction or recision in the event of a breach of director's duty of care.

The Company's Bylaws provide that the Company shall indemnify any individual or entity who was, is, or is threatened to be made, a named defendant or respondent in a proceeding by reason of the fact that he or she is or was a director, officer, or employee of the Company and any individual who, while a director, officer or employee of the Company is or was serving at the request of the Company as a director, officer, partner, trustee, employee, fiduciary, or agent of any other foreign or domestic corporation or of any partnership joint venture, trust or other enterprise against liability incurred, relating to or as a result of the proceeding to the extent permitted by law including circumstances in which indemnification would be (1) discretionary under Colorado law or limited or (2) subject to particular standards of conduct under Colorado law. The Bylaws also provide that the Company shall pay to the fullest extent permitted by law including circumstances in which advancement of expenses would be (a) discretionary under Colorado law or (b) limited or subject to a particular standards of conduct under Colorado law, amounts to cover expenses incurred by the party in, relating to, or as a result of such proceeding, in advance of its final disposition.

The Company has purchased and maintains insurance for its officers and directors against certain liabilities, including liabilities under the Securities Act. The effect of such insurance, subject to certain exclusions, is to indemnify any officer or director of the Company against expenses, judgments, fines, attorney fees and other amounts paid in settlements incurred by him.

ITEM 16.  EXHIBITS

 Exhibit                                                 Page
 Number             Exhibit Name                       Reference
 -------            ------------                       ---------
  3.2.4          Amended and Second Restated         Filed previously
                 Articles of Incorporation

   5             Opinion of Lohf, Shaiman            Filed herewith
                 & Jacobs, P.C.

  23.1           Consent of Ernst & Young, LLP       Filed previously

ITEM 17.  UNDERTAKINGS

     (a)  The Company hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

               (ii) To reflect in the Prospectus any facts or events arising after the effective date of the Registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

     PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or
Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the provisions discussed in Item 14 of this registration statement, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act, the Company Registrant certifies that it has reasonable grounds to believe that it meets all requirements for filing on Form S-3-and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city and county of Denver, Colorado on this 16th day of October, 1996.


                                   OPTICAL SECURITY GROUP, INC.



                                   By: /s/Richard H. Bard
                                      --------------------------
                                      Richard H. Bard, President

     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Date:  October 16, 1996               By:/s/Richard H. Bard
                                         ---------------------------------
                                          Richard H. Bard, Chief Executive
                                          Officer and Director

Date:  October 16, 1996               By:/s/Gerald A. Melfi
                                         ---------------------------------
                                          Gerald A. Melfi
                                          Chief Accounting Officer

Date:  October 16, 1996               By:/s/Mark Bar
                                         ---------------------------------
                                          Mark Bar, Director


Date:  October 16, 1996               By:/s/Yoram Curiel
                                         ---------------------------------
                                          Yoram Curiel, Director


Date:  October 16, 1996               By:/s/Martin T. Hart
                                         ---------------------------------
                                          Martin T. Hart, Director


Date:  October 16, 1996               By:/s/J.R. Holland, Jr.
                                         ---------------------------------
                                          J.R. Holland, Jr., Director


Date:  October 16, 1996               By:/s/Richard D. Lamm
                                         ---------------------------------
                                          Richard D. Lamm, Director


Date:  October 16, 1996               By:/s/Bruce I. Raben
                                         ---------------------------------
                                          Bruce I. Raben, Director


Date:  October 16, 1996               By:/s/John J. Tipton
                                         ---------------------------------
                                          John J. Tipton, Director